EXHIBIT 4.1

Description of REGISTRANT’s Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934

Calyxt, Inc., a Delaware corporation (“Calyxt,” “we,” “our,” “us,” the “Company”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, $0.0001 par value per share.

The following description of Calyxt common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Calyxt’s Amended and Restated Certificate of Incorporation dated July 25, 2017 (the “Certificate of Incorporation”), Calyxt’s Amended and Restated Bylaws as of May 7, 2018 (the “Bylaws”) and the Stockholders Agreement dated July 25, 2017 by and among Calxyt, Cellectis S.A. (“Cellectis”) and the persons listed therein (the “Stockholders Agreement”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws, the Stockholder Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Authorized Capital

Our authorized capital stock consists of 275,000,000 shares of common stock, par value $0.0001 per share; and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the voting power of our common stock could, if they so choose, elect all the directors.

Dividend Rights. Holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors, out of our legally available assets, in cash, property or shares of our capital stock, after payments of dividends required to be paid on outstanding preferred stock, if any.

Distributions in Connection with Mergers or Other Business Combinations. Upon a merger, consolidation or substantially similar transaction, holders of common stock will be entitled to receive equal per share payments or distributions.

Liquidation Rights. Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding preferred stock.

Stockholders Agreement. Pursuant to the Stockholders Agreement,

Pursuant to the Stockholders Agreement, Cellectis has certain contractual rights for so long as it beneficially owns at least 50% of the then outstanding shares of our common stock, including:

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to approve any modification to our or any future subsidiary’s share capital (e.g., share capital increase or decrease), the creation of any subsidiary, any grant of stock-based compensation, any distributions or initial public offering, merger, spin-off, liquidation, winding up or carve-out transactions;

•	to approve the annual business plan and annual budget and any modification thereto;
•	to approve any external growth transactions exceeding $500,000 and not included in the approved annual business plan and annual budget;

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to approve any investment and disposition decisions exceeding $500,000 and not included in the approved annual business plan and annual budget (it being understood that this clause excludes the purchase and sale of inventory as a part of the normal course of business);

•	to approve any related-party agreement and any agreement or transaction between the executives or stockholders of Calyxt, on the one hand, and Calyxt or any of its subsidiaries, on the other hand;
•	to approve any decision pertaining to the recruitment, dismissal/removal, or increase of the compensation of executives and corporate officers;
•	to approve any material decision relating to a material litigation;
•	to approve any decision relating to the opening of a social or restructuring plan or pre-insolvency proceedings;
•	to approve any buyback by us of our own shares;
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to approve any new borrowings or debts exceeding $500,000 and early repayment of loans, if any (it being understood that Cellectis will approve the entering into of contracts for revolving loans and other short-term loans and the repayment of such for financing general operating activities, such as revolving loans for inventory or factoring of receivables);

•	to approve grants of any pledges on securities;
•	to develop new activities and businesses not described in the annual business plan and annual budget;
•	to approve entry into any material agreement or partnership; and
•	to approve any offshore and relocation activities.

In addition, Cellectis has the following rights for so long as it beneficially owns at least 15% of the then outstanding shares of our common stock, including:

•	to nominate the greater of three members of our Board or a majority of the directors;
•	to designate the Chair of our Board and one member to each Board committee;
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to approve any amendments to our Certificate of Incorporation or our Bylaws that would change the name of our company, its jurisdiction of incorporation, the location of its principal executive offices, the purpose or purposes for which our company is incorporated or the Cellectis approval items set forth in the Stockholders Agreement;

•	to approve the payment of any regular or special dividends;
•	to approve the commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of Calyxt or a material subsidiary;
•	to approve any public or private offering, merger, amalgamation or consolidation of us or the spinoff of a business of ours or any sale, conveyance, transfer or other disposition of our assets; and
•	to approve any appointment to, or removal from, our Board to the extent permissible by the laws of the State of Delaware.

In addition, for so long as Cellectis beneficially owns at least 15% of the then outstanding shares of our common stock, (i) Cellectis is entitled to certain information rights, including the right to consult with and advise senior management, to receive quarterly and annual financial statements and to review our books and records and (ii) we are also required to cooperate with Cellectis in connection with certain sales and pledges of our shares or grants of security interests in respect thereof, including in connection with margin loans.

The Stockholders Agreement also provides Cellectis with certain demand and piggyback registration rights, as well as a right to payment of its expense, indemnification and contribution in connection with a registration under the Securities Act of 1933, as amended (the “Securities Act”) of the Calyxt common stock held by Cellectis.

Other Matters. Our Certificate of Incorporation does not entitle holders of our common stock to preemptive rights. No redemption or sinking fund provisions apply to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors, without further action by the stockholders (unless so required by applicable law or Nasdaq listing standards), to issue preferred stock in one or more series, to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding, and to determine the preferences, limitations and rights of any shares of preferred stock that we choose to issue, without vote or action by the stockholders.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Certificate of Incorporation if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and our Bylaws

The following provisions may make a change in control of our business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our Board of Directors.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board of Directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our Board of Directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Election and Removal of Directors. Our Board of Directors consists of not less than five nor more than eleven directors, excluding any directors elected by holders of preferred stock pursuant to provisions of any applicable series of preferred stock entitling the holders thereof to separately elect directors. The exact number of directors will be fixed from time to time by resolution of our Board of Directors.

Pursuant to the Stockholders Agreement, Cellectis has the right to nominate the greater of three directors or a majority of directors to our Board of Directors so long as it continues to own at least 15% of our then-outstanding shares of our common stock.

At any time after Cellectis beneficially owns less than 50% of our then outstanding common stock, our Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of holders of a majority of our then outstanding stock. Prior to such time, directors may be removed with or without cause.

Classified Board of Directors. Our Board of Directors currently is not classified. However, our Certificate of Incorporation and our Bylaws provide that our Board of Directors will be classified with approximately one-third of the directors elected each year at such time as Cellectis no longer holds at least 50% of our then outstanding common stock. The number of directors will be fixed from time to time by a majority of the total number of directors that we would have at the time such number is fixed if there were no vacancies. The directors will be divided into three classes, designated class I, class II and class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their successors are duly elected and qualified. In addition, if the number of directors is changed, any increase or decrease will be apportioned by our Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

Director Vacancies. Our Certificate of Incorporation authorizes only our Board of Directors to fill vacant directorships.

No Cumulative Voting. Our Certificate of Incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Special Meetings of Stockholders. At any time after Cellectis beneficially owns less than 50% of our then outstanding common stock, our Bylaws and our Certificate of Incorporation provide that special meetings of our stockholders may only be called by the Board of Directors. Prior to such time, a special meeting may also be called by the secretary of the Company at the request of stockholders holding a majority of the outstanding shares entitled to vote.

Advance Notice Procedures for Director Nominations. Our Bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders. Although our Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Action by Written Consent. At any time after Cellectis beneficially owns less than 50% of our then outstanding common stock, our Bylaws and our Certificate of Incorporation provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock. Prior to such time, such actions may be taken without a meeting by written consent.

Amending Our Certificate of Incorporation and Bylaws. At any time after Cellectis beneficially owns less than 50% of our then outstanding common stock, our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our common stock. Prior to such time, our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of our common stock.

Exclusive Jurisdiction. Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, because the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce duties or liabilities created by the Exchange Act or the rules and regulations thereunder, the exclusive forum provision does not apply to any action arising under the Exchange Act.  Although the exclusive forum provision applies, to the extent permitted by law, to Securities Act claims, the Securities Act creates concurrent federal and state jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this exclusive forum provision with respect to a Securities Act claim. Neither we nor our stockholders may waive compliance with the federal securities laws or the rules and regulations thereunder.

Business Combinations with Interested Stockholders. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL, until after such time as Cellectis no longer beneficially owns at least 50% of our common stock. At that time, such election shall be automatically withdrawn and we will thereafter be governed by the “business combination” provisions of Section 203 of the DGCL.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, none of Cellectis or any of its affiliates or any director who is not employed by us, or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our subsidiaries now engage or propose to engage or (ii) otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by law, in the event that Cellectis or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director of Calyxt. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Certificate of Incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Listing

Our shares of common stock are listed on the Nasdaq Stock Market under the symbol “CLXT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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